Filed Pursuant to Rule 433

Registration No. 333-182399

November 6, 2012

FINAL TERM SHEET

Term Sheet Relating to

Prospectus

Dated June 28, 2012 and

Preliminary Prospectus Supplement

Dated November 6, 2012

Issuer:	Jones Lang LaSalle Incorporated

Principal Amount:	$275,000,000

Maturity:	November 15, 2022

Coupon:	4.400%

Price to Public:	99.703%

Yield to Maturity:	4.437%

Benchmark Treasury:	1.625% due August 15, 2022

Benchmark Treasury Price / Yield:	99-00 / 1.737%

Spread to Benchmark Treasury:	+ 270 basis points

Interest Payment Dates:	May 15 and November 15, beginning on May 15, 2013

Redemption Provisions

Make-Whole Call:	Before August 15, 2022, at the Treasury Rate plus 45 basis points

Par Call:	On or after August 15, 2022, at par

Settlement:	November 9, 2012

CUSIP Number / ISIN:	48020QAA5 /US48020QAA58

Ratings*:	Moody’s Investors Service, Inc.: Baa2 (stable outlook) Standard & Poor’s Ratings Services: BBB- (stable outlook)

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Senior Co-Manager:	William Blair & Company, L.L.C.

Co-Managers:

BMO Capital Markets Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

JMP Securities LLC

PNC Capital Markets LLC

RBS Securities Inc.

U.S. Bancorp Investments, Inc.

UBS Securities LLC

The Williams Capital Group, L.P.

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Additional Information:

The disclosure on page S-13 of the preliminary prospectus supplement under “Prospectus Supplement Summary—The Offering—Conflicts of Interest” is amended to read as follows:

Affiliates of Barclays Capital Inc., Wells Fargo Securities, LLC, BMO Capital Markets Corp., PNC Capital Markets LLC, RBS Securities Inc. and U.S. Bancorp Investments, Inc., which are participating underwriters, may receive more than 5% of the net offering proceeds, not including underwriting compensation, as lenders under our credit facility. Accordingly, those participating underwriters may have a “conflict of interest,” as defined by FINRA Rule 5121. Therefore the offering will be conducted in accordance with FINRA Rule 5121(a).

The disclosure on page S-63 of the preliminary prospectus supplement in the third paragraph under “Underwriting (Conflicts of Interest)—Conflicts of Interest” is amended to read as follows:

Affiliates of certain of the underwriters act as agents and/or lenders under our credit facility and will receive a portion of the net proceeds of this offering in connection with the partial repayment of borrowings under our credit facility. See “Use of Proceeds.” Affiliates of Barclays Capital Inc., Wells Fargo Securities, LLC, BMO Capital Markets Corp., PNC Capital Markets LLC, RBS Securities Inc. and U.S. Bancorp Investments, Inc., which are participating underwriters, may receive more than 5% of the net offering proceeds, not including underwriting compensation, as lenders under our credit facility. Accordingly, those participating underwriters may have a “conflict of interest,” as defined by FINRA Rule 5121. Therefore the offering will be conducted in accordance with FINRA Rule 5121(a).

* * * * *

Jones Lang LaSalle Incorporated (the issuer) has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus for this offering in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, extension 2663 or by emailing barclaysprospectus@broadridge.com or J.P. Morgan Securities LLC collect at 212-834-4533